Exhibit 10.9

EXECUTION COPY
AMENDMENT NO. 1 TO
CHANGE OF CONTROL AGREEMENT

AMENDMENT NO. 1 TO CHANGE OF CONTROL AGREEMENT (“Amendment”), executed and effective as of December 30, 2008 by and between COLLECTIVE LICENSING INTERNATIONAL LLC (“CLI”), and Bruce Pettet (“Executive”).

WHEREAS, CLI and Executive are parties to the change of control agreement executed in March 2007 (“Change of Control Agreement”).

WHEREAS, in order to avoid certain adverse federal income tax consequences to Executive under the Change of Control Agreement as a result of 409A of the Internal Revenue Code of 1986, as amended, relating to deferred compensation, Collective desires to implement certain amendments to the Change of Control Agreement; and

WHEREAS, CLI and its affiliates (“Collective”), and Executive desire to amend the Change of Control Agreement.

NOW, THEREFORE:

Section 1.  Amendment to Section 4(c).  Section 4(c) will be replaced in its entirety with the following:

“(c)  Good Reason.  The Executive’s employment may be terminated by the Executive for Good Reason.  ‘Good Reason’ means in the absence of a written consent by the Executive:

1.
the assignment to the Executive of any duties inconsistent in any material respect with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 3(a) of this Agreement, or any other action by the Company that results in a material diminution in such position, authority, duties or responsibilities;

2.	any other action or inaction that constitutes a material breach of the terms of the Agreement;

3.
the Company’s requiring the Executive to be based at any office or location different than the office the Executive was employed immediately preceding the Effective Date if such relocation increases Executive’s one-way commute from the Executive’s principal residence by more than 35 miles;

4.	any purported termination by the Company of the Executive’s employment otherwise than as expressly permitted by this Agreement; or

5.	any failure by the Company to comply with and satisfy Section 10(c).

Anything in this Agreement to the contrary notwithstanding a termination by the Executive for any reason during the 30-day period immediately following the first anniversary of a Change of Control shall be deemed to be a termination for Good Reason for all purposes of this Agreement.”

Section 2.  Addition of Section 4(f).  Section 4(f) shall be inserted as follows:

“(f)  Notice of Good Reason.  Prior to complying with Sections 4(d) and 11(b), (1) the Executive must provide written notification of the Executive’s intention to resign within 90 days after the Executive knows or has reason to know of the occurrence of any such event in Sections 4(c)(1)-(5) constituting Good Reason, (2) the Company shall have 30 days from the receipt of such notice to effect a cure of the condition constituting Good Reason under Section 4(c) and (3) if the Company is unable to cure the condition constituting Good Reason within the 30-day period then the Executive must terminate his employment within two years from the date such event constituting Good Reason occurred, otherwise the event will no longer constitute Good Reason.  For the avoidance of doubt, Good Reason will not include any isolated, insubstantial and inadvertent action not taken in bad faith by the Company and that is cured promptly upon receiving notice from the Executive.”

Section 3.  Amendment to Section 5(a).  The introductory language to Section 5(a)(1) shall be replaced in its entirety with the following:

“the Company shall pay to the Executive, in a lump sum in cash within 30 days after the Date of Termination, (provided, however, that no amount shall be paid pursuant to this Subsection 5(a)(1) after March 15 of the year following the first anniversary of a Change of Control), the aggregate of the following amount:”

Section 4.  Amendment to Section 8(a).  The following language shall be included at the end of Section 8(a):

“The reduction of amounts payable hereunder, if applicable, shall be determined in manner which has the least economic cost to the Executive and, to the extent the economic cost is equivalent, then all the Payments, in the aggregate will be reduced in the inverse order of when all the Payments, in the aggregate, would have been made to the Executive until the reduction specified is achieved.”

Section 5.  Amendment to Section 12(f).  Section 12(f) shall be replaced in its entirety with the following.

“(f)  From and after the Effective Date and except as expressly set forth herein, this Agreement shall supersede any other agreement between the parties with respect to the subject matter herein including the March 2007 employment agreement as amended (the ‘Employment Agreement’); provided, however that, to the extent not inconsistent with any provision hereof, the following provisions of the Employment Agreement shall remain in effect during the Change of Control Period: Section 5 (relating to non-competition), Section 10 (relating to certain remedies that the Company and the Executive shall have), and Section 16 (relating to Section 409A, with any references in that provision to other sections of the Employment Agreement also being deemed references to similar provisions of this Agreement, as appropriate, so as to give maximum effect to such provision).”

Section 6.  Effectiveness of Amendment.  This Amendment shall become effective on the date hereof.

Section 7.  Definitions. Capitalized terms that are not defined in this Amendment shall have the meanings ascribed thereto in the Change of Control Agreement.

Section 8.  Other Provisions Unaffected.  Except as modified by this Amendment, the existing provisions of the Change of Control Agreement shall remain in full force and effect.

COLLECTIVE LICENSING INTERNATIONAL LLC

By:	/s/ Matthew E. Rubel
Name:	Matthew E. Rubel
Its:	Director

EXECUTIVE

By:	/s/ Bruce Pettet
Name:	Bruce Pettet
Title:	President & Chief Executive Officer